EXHIBIT 4.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is effective as of January 22, 2007, among Consonus Technologies, Inc., a Delaware corporation (the “Company”), Knox Lawrence International, LLC, a Delaware limited liability company (“KLI”) and those Persons listed on Exhibit A attached hereto (each a “Significant Stockholder”; KLI and each Significant Stockholder, a “Stockholder”).

WHEREAS, the Company, Consonus Acquisition Corp., a Delaware corporation (“Consonus”), Strategic Technologies, Inc., a North Carolina corporation (“STI”), CAC Merger Sub, Inc., a Delaware corporation and a wholly and directly owned subsidiary of Company (“CAC Merger Sub”), STI Merger Sub, Inc., a North Carolina corporation and a wholly and directly owned subsidiary of Company (“STI Merger Sub”) have entered into a merger agreement (the “Merger Agreement”) dated October 18, 2006 pursuant to which (i) CAC Merger Sub will be merged with and into Consonus, the separate corporate existence of CAC Merger Sub will thereupon cease and Consonus will continue as the surviving corporation and a wholly owned subsidiary of the Company and (ii) STI Merger Sub will be merged with and into STI, the separate corporate existence of STI Merger Sub will thereupon cease and STI will continue as the surviving corporation and a wholly owned subsidiary of the Company (together, the “Mergers”).

WHEREAS, KLI owned approximately 92.1% of the outstanding capital stock of Consonus and as a result of the Mergers received 2,818,247 Shares of the Common Stock of the Company, which represents approximately 67% of the outstanding Common Stock of the Company on the date of this Agreement.

WHEREAS, the Significant Stockholders collectively owned approximately 76.5% of the outstanding capital stock of STI prior to the Mergers and as a result of the Mergers received 874,266 Shares of the Common Stock of the Company, which represents approximately 21% of the outstanding Common Stock of the Company on the date of this Agreement.

WHEREAS, the Company and the Stockholders have agreed to enter into this Agreement as a condition precedent for consummation of the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and obligations set forth in this Agreement, the parties hereto agree as follows:

1.         Voting Agreements.

1.1          Upon the closing of a Qualified Public Offering, each Stockholder agrees to vote, or cause to be voted, all shares of Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the Chief Executive Officer of the Company shall serve on the Board of Directors of the Company.

1.2          In order to effectuate Section 1.1, upon the closing of a Qualified Pubic Offering, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy pursuant to Section 212(e) of the General Corporation Law of the State of Delaware, coupled with an interest, solely for the purpose of voting all of the shares of Stock of the Company owned by the grantor of the proxy for the election of directors in accordance with Section 1.1.  Each Stockholder agrees to take any further actions necessary to effectuate Section 1.1, including, without limitation, the calling of a special meeting of the Stockholders in order to nominate and elect directors as set forth in Section 1.1.  The Secretary of the Company will exercise such proxy to give effect to this Section 1.1, if necessary.

2.             No Other Arrangements or Agreements.  Each of the Stockholders agrees with the Company and the other Stockholders that such Stockholder (as the case may be) will not be a party to or enter into any such other arrangements or agreements as described above with any other Person or grant a proxy or power of attorney with respect to the Stock, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement as long as any of the terms of this Agreement remain in effect without the Requisite Consent.

3.             Amendment and Modification.  This Agreement may be amended, modified or supplemented only upon receipt of the Requisite Consent. The Company shall notify all Stockholders promptly after any such amendment, modification or supplement shall take effect.

4.             Termination.

4.1          Termination Generally.  Any party to, or Person who is subject to, this Agreement who ceases to own any shares of Stock or any interest therein in accordance with the terms of this Agreement shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder.

4.2          Termination of Rights and Obligations.  All rights and obligations pursuant to this Agreement, except for obligations that terminate earlier by their terms, shall terminate upon the date on which Michael G. Shook owns less than 50% of the Stock  issued to him at the Closing of the Mergers.

5.             Recapitalization, Exchanges, etc. Affecting the Stock.  The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.

6.             No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

7.             Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.             Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

9.             Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

10.          Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile as follows:

if to the Company:                                                                                              Consonus Technologies, Inc.

                                                                                                                                                                                                301 Gregson Drive

                                                                                                                                                                                                Cary, North Carolina 27511
Facsimile: (919) 379-8000
Attention: Chief Executive Officer

If to any Stockholder:                                                                             to his address or his facsimile number as listed on the signature page.

or to such other Person or address as any party shall specify by notice in writing to the Company.  All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

11.          Defined Terms.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a)           Board.  The term “Board” means the Board of Directors of the Company.

(b)           Person.  The term “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(c)           Qualified Public Offering.  The term “Qualified Public Offering” shall mean the initial offer and sale of shares of the Company’s Stock pursuant to a registration statement filed and made effective pursuant to the rules of the Toronto Stock Exchange or other national stock exchange which shall be a best efforts commitment public offering of the Company’s Stock by a major bracket underwriter resulting in net proceeds to the Company of Ten Million Dollars ($10,000,000) or more.

(d)           Requisite Consent.  The term “Requisite Consent” shall mean the prior written approval of Stockholders holding at least eighty-six percent (86%) of the shares of Stock then owned by all Stockholders.

(e)           Stock.  The term “Stock” the common stock of the Company, par value $0.000001 per share.

(f)            Stockholders.  The term “Stockholders” means those stockholders listed as Stockholders on the signature pages hereto.

12.          Headings; Execution in Counterparts.  The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

13.          Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

COMPANY

CONSONUS TECHNOLOGIES, INC.

	By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

STOCKHOLDERS

Knox Lawrence International, LLC		KNOX LAWRENCE INTERNATIONAL, LLC
445 Park Avenue, 20th Floor
New York, NY 10022	By:	/s/Nana Baffour
Attn: Chairman		Nana Baffour, Managing Principal
Facsimile No.: (212) 792-0958

107 Avenue of the Estates		/s/Michael G. Shook
Cary, NC 27511		Michael G. Shook
Facsimile No.: (___)__________________

316 Stanley Drive		/s/Irvin Miglietta
Glastonbury, CT 06033		Irvin Miglietta
Facsimile No.: (___)__________________

____________________________		/s/Thomas Colleary
____________________________		Thomas Colleary
____________________________
Facsimile No.: (___)__________________

116 Bosswood Ct.		/s/William M. Shook
Cary, NC 27511		William M. Shook
Facsimile No.: (___)__________________

EXHIBIT A

SIGNIFICANT STOCKHOLDERS

Name	Shares Owned

Michael G. Shook	387,910
Irvin Miglietta	276,297
Thomas Colleary	105,256
William M. Shook	104,803